Exhibit 10.2

Pacific Ethanol, Inc.

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
for
Bryan McGregor

This First Amendment to the Employment Agreement  (the “Amendment”) is hereby entered into by and between Bryon McGregor (“Executive”) and Pacific Ethanol, Inc. (the "Company") (collectively, the "Parties") is effective as of December 19, 2008, and amends the Employment Agreement between the Parties dated December 19, 2008 (the "Employment Agreement").

WHEREAS, the Parties wish to amend the Employment Agreement, in order to come into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations and other guidance thereunder and any state law of similar effect (collectively "Section 409A"), as set forth below.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

AGREEMENT

The Parties, intending to be legally bound, agree as follows effective as of the Effective Date:

1.    AMENDMENT OF EMPLOYMENT AGREEMENT

1.1    Section 5.4(b) of the Employment Agreement. The first sentence of Section 5.4(b) of the Employment Agreement is hereby amended to read as follows:

"(b)    Disability, If Executive is prevented from performing his duties as described in Section 1.1 of this Agreement by reason of any physical or mental incapacity that results in Executive's satisfaction of requirements necessary to receive benefits under the Company's long-term disability plan due to a total disability, then, to the extent by law, the Company may terminate the employment of Executive and this Agreement at or after such time."

1.2    Section 5.6 of the Employment Agreement.  Section 5.6 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“5.6  Section 409A Compliance.  Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.

It is intended that each installment of the Severance Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(h)(4), 1.409A- 1 (b)(5) and 1.409A- 1(b)(9).

If Executive is a "specified employee" within the meaning of 409A(a)(2)(B)(i) of the Code, any Severance Benefit payments that are triggered by a separation from service shall be accelerated to the minimum extent necessary so that (a) the lesser of (y) the total cash severance payment amount, or (z) six (6) months of such installment payments are paid no later than March 15 of the calendar year following such termination, and (b) all amounts paid pursuant to the foregoing clause (a) will constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus will be payable pursuant to the "short-term deferral" rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. It is intended that if Executive is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of such separation from service the foregoing provision shall result in compliance with the requirements of Section 409A(a)(2)(B)(i) of the Code since payments to Executive will either be payable pursuant to the "short-term deferral" rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations or will not be paid until at least 6 months after separation from service."

2.    Miscellaneous Provisions.

2.1           Original Agreement. The Employment Agreement, as amended by this Amendment, shall continue in full force and effect after the date hereof.

2.2           Whole Agreement.  No Agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in the Employment Agreement, as amended by this Amendment, have been made or entered into by either party with respect to the subject matter of this Amendment.

2.3.          Counterparts.  This Amendment may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Amendment.

2.4    Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

2.5    Choice of Law.  All questions concerning the construction, validity and interpretation of this Amendment will be governed by the law of the State of California.

IN WITNESS WHEREOF, the parties have executed this Agreement.

Pacific Ethanol, Inc. By: /s/ Neil M. Koehler Neil M. Koehler President and Chief Executive Officer Date: 12.19.08

Understood and Agreed:

Employee

By:  /s/ Byron McGregor
Byron McGregor

Date:  12/22/08